Exhibit 10.1

GUARANTEE AGREEMENT

OF GASTAR USA SERIES A PREFERRED SECURITIES

Gastar Exploration Ltd.

Dated as of June 23, 2011

i

GUARANTEE AGREEMENT

OF GASTAR USA SERIES A PREFERRED SECURITIES

This GUARANTEE AGREEMENT (the “Guarantee Agreement”), dated as of June 23, 2011, is executed and delivered by Gastar Exploration Ltd., a corporation subsisting under the Business Corporations Act (Alberta) (the “Guarantor”), and Gastar Exploration USA, Inc., a Delaware corporation (the “Issuer”), for the benefit of the Holders (as defined herein) from time to time of the Series A Preferred Shares (as defined herein) of the Issuer.

WHEREAS, pursuant to the Certificate of Designation of Rights and Preferences of 8.625% Series A Cumulative Preferred Stock (the “Certificate of Designation”), dated as of June 20, 2011, of the Issuer, the Issuer is authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, designated as the 8.625% Series A Cumulative Preferred Stock (the “Series A Preferred Shares”);

WHEREAS, as incentive for the Holders to purchase the Series A Preferred Shares, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Guarantee Agreement, to pay to the Holders the Guarantee Payments (as defined herein) in the manner and to the extent set forth in this Guarantee Agreement; and

WHEREAS, the Guarantee Agreement inures to the benefit of, and is intended to be for, the Holders, who are intended third-party beneficiaries of this Guarantee Agreement.

NOW, THEREFORE, in consideration of the purchase by each Holder of Series A Preferred Shares, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.

Section 1 Definitions and Interpretation.

In this Guarantee Agreement, unless the context otherwise requires: (a) a term defined anywhere in this Guarantee Agreement has the same meaning throughout; (b) all references to “the Guarantee Agreement,” “this Guarantee Agreement” or “this Preferred Securities Guarantee” are to this Guarantee Agreement as modified, supplemented or amended from time to time; (c) all references in this Guarantee Agreement to “Sections” are to Sections of this Guarantee Agreement, unless otherwise specified; and (d) a reference to the singular includes the plural and vice versa.

“Dividends” means any accumulated and unpaid dividends (as described in the Certificate of Designation) with respect to the Series A Preferred Shares.

“Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Series A Preferred Shares, to the extent not paid or made by or on behalf of the Issuer: (a) any Dividends that have been declared by the board of directors of Issuer to be paid on the Series A Preferred Shares out of funds legally available for such Dividends, (b) the applicable redemption price (as stated in the Certificate of Designation), plus all accrued and unpaid Dividends to the date of redemption (the “Redemption Price”), with respect to any Series A Preferred Shares called for redemption by the Issuer or required to be redeemed by the terms of the Certificate of Designation and (c) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer, the aggregate of the liquidation amount of $25.00 per Series A Preferred Share and all accrued and unpaid Dividends on the Series A Preferred Shares, whether or not declared, without regard to whether the Issuer has sufficient assets to make full payment as required on liquidation (the “Liquidation Distribution”).

“Holder” shall mean any holder, as registered on the books and records of either the Issuer or the transfer agent, of any Series A Preferred Shares.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

Section 2 Guarantee.

The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts thereto for paid by or on behalf of the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

Section 3 Waiver of Notice and Demand.

The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 4 Obligations Not Affected.

The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Series A Preferred Shares to be performed or observed by the Issuer;

(b) the extension of time for the payment by the Issuer of all or any portion of the Dividends, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Series A Preferred Shares or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Series A Preferred Shares;

(c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Series A Preferred Shares, or any action on the part of the Issuer granting indulgence or extension of any kind;

(d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

(e) any invalidity of, or defect or deficiency in, the Series A Preferred Shares;

(f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

(g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 4 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

Section 5 Rights of Holders.

A Holder may also directly institute a legal proceeding against the Guarantor to enforce such Holder’s right to receive payment under this Guarantee Agreement without first instituting a legal proceeding directly against the Issuer or any other Person or entity.

Section 6 Guarantee of Payment.

This Guarantee Agreement creates a guarantee of payment and not of collection.

Section 7 Subrogation.

The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Guarantee Agreement; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

Section 8 Independent Obligations.

The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Series A Preferred Shares, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 4 hereof.

Section 9 Subordination.

The obligations of the Guarantor under this Guarantee Agreement will constitute unsecured obligations of the Guarantor and will rank subordinate and junior in right of payment to all existing and future indebtedness of the Guarantor. The obligations of the Guarantor hereunder do not constitute indebtedness of the Guarantor.

Section 10 Termination.

This Guarantee Agreement shall terminate upon the first to occur of (a) Guarantor ceases to own a majority of the common stock of the Issuer, (b) full payment of the Redemption Price of all Series A Preferred Shares or (c) full payment of the amounts payable in accordance with the Certificate of Designation upon liquidation of the Issuer. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid under the Series A Preferred Shares or under this Guarantee Agreement.

Section 11 Successors and Assigns.

(a) Neither this Guarantee Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, unless the successor or assignee agrees in writing to perform the Guarantor’s obligations hereunder.

(b) This Guarantee Agreement shall be binding upon and shall inure to the benefit of any successor or permitted assign of the Guarantor.

Section 12 Amendments.

The Guarantor may amend this Guarantee Agreement at any time for any purpose without the consent of any Holder; provided, however, that if such amendment adversely affects the rights of any Holder, the prior written consent of each Holder affected shall be required.

Section 13 Notices.

Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service. All notices shall be delivered, telecopied or sent by a recognized next day courier service, as set forth below, or pursuant to such other instructions as may be designated by the Guarantor or the Holders:

(a) If given to the Guarantor, at the Guarantor’s mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders and the Issuer):

Gastar Exploration Ltd.

1331 Lamar Street, Suite 650

Houston, Texas 77010

Attention: Chief Financial Officer

(b) If given to the Issuer, at the Issuer’s mailing address set forth below (or such other address as the Issuer may give notice of to the Holders and the Guarantor):

Gastar Exploration USA, Inc.

1331 Lamar Street, Suite 650

Houston, Texas 77010

Attention: Chief Financial Officer

(c) If given to any Holder, at the address set forth on the books and records of the Issuer.

Section 14 Third Party-Beneficiaries.

This Guarantee Agreement inures to the benefit of, and is intended to be for the benefit of the Holders, who are intended third-party beneficiaries of this Guarantee Agreement.

Section 15 Governing Law; Waiver of Trial by Jury.

THIS PREFERRED SECURITIES GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD FOR THE PRINCIPLES OF ITS CONFLICTS OF LAWS. EACH OF THE PARTIES HERETO AGREES (A) TO SUBMIT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS FOR ANY AND ALL CIVIL ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS PREFFERED SECURITIES GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND (B) THAT NOTICE MAY BE SERVED UPON THE GUARANTOR AT THE ADDRESS AND IN THE MANNER SET FORTH FOR NOTICES TO THE GUARANTOR IN SECTION 13. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY CIVIL LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

THIS PREFERRED SHARES GUARANTEE AGREEMENT is executed as of the day and year first above written.

GASTAR EXPLORATION LTD., as Guarantor

By:	/s/ J. Russell Porter
Name:	J. Russell Porter
Title:	President and Chief Executive Officer

GASTAR EXPLORATION USA, INC., as Issuer

By:	/s/ J. Russell Porter
Name:	J. Russell Porter
Title:	President

Signature Page to

Preferred Securities Guarantee Agreement